EXHIBIT 10.4

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

    This First Amendment to Employment Agreement (“First Amendment”) is entered into by and between Las Vegas Sands Corp., a Nevada corporation (“LVSC”), and Las Vegas Sands, LLC, a wholly owned subsidiary of LVSC (together with LVSC, the “Company”) and D. Zachary Hudson (“you”) effective March 1, 2021 (“Effective Date”). Capitalized terms that are used in this First Amendment but that are not defined herein shall have the meanings assigned to those terms in the Agreement. In consideration of the mutual promises, covenants, conditions, and provisions contained herein, the parties agree as follows:

1.Extension of Term. The term of employment set forth in Section 3 (Term) of the Agreement is hereby extended through and including March 1, 2026.

2.Base Salary. The gross base salary stated in Section 4 (Base Salary) of the Agreement shall be increased to $1,100,000 effective March 1, 2021.

3.Bonus/Incentive. Section 5 of the Agreement (Bonus/Incentive) is replaced in its entirety by the following:

You will be eligible for an annual bonus (“Bonus”) under the Las Vegas Sands Corp. Executive Cash Incentive Plan in which the Company’s senior executives participate for each calendar year of the Term (with a target Bonus of 125% of Base Salary), subject to the achievement of performance criteria approved by the CEO and established by the Compensation Committee of the Board of Directors of LVSC (the “Compensation Committee”).  The Bonus shall be payable at 85% of target if the applicable performance criteria are determined to be achieved at the threshold payout level and shall not exceed 115% of target if the applicable performance criteria are determined to be achieved at the maximum payout level. The actual amount of the Bonus for each such calendar year shall be determined by the Compensation Committee after consultation with the CEO.  The Bonus for any year shall be payable at the same time as annual bonuses are paid to other senior executives of the Company, but no later than March 15 of the year immediately following the year to which the Bonus relates, subject to your continued employment through the payment date except for the Bonus for the 2025 calendar year, which shall be subject to your continued employment through the end of the Term.

4.Equity Award. Section 6 of the Agreement is supplemented with the following:

(a)In each calendar year during the Term while you are employed by the Company, commencing with respect to performance in calendar year 2021, subject to the achievement of performance criteria established by the Compensation Committee for you in respect of the prior calendar year, the Compensation Committee will grant you restricted stock units (“RSUs”) in respect of a number of shares (the “Shares”) of LVSC common stock (“Common Stock”) in a target amount equal to 125% of your base salary based upon the fair market value per Share on the date of grant (the “Annual RSU Award”). The Annual RSU Award shall be granted at 85% of target if the applicable performance criteria are determined to be achieved at the threshold level and shall not exceed 115% of target if the applicable performance criteria are determined to be achieved at the maximum level. The actual amount of the Annual RSU Award for each such calendar year shall be determined by the Compensation Committee in its sole discretion. The RSUs shall be granted pursuant to the terms of the LVSC Amended and Restated 2004 Equity Award Plan (the “2004 Plan”) or a successor plan, and shall vest as to thirty-three percent (33%) on the first and second anniversaries of such grant and thirty-four percent (34%) on the third anniversary of such grant subject to your continued employment with the Company as of the applicable vesting date or otherwise as described in this Agreement. The Annual RSU Award for each year during the Term shall be granted following the first meeting of the Compensation Committee during the year to which such Annual RSU Award relates (at the time when equity incentive awards are granted to other employees of the Company, but in no event later than March 15 of such year). Except as otherwise provided herein, the RSUs shall be subject to the terms and conditions of the 2004 Plan (or a successor plan) and the Company’s form of Restricted Stock Units Award Agreement for its senior executives. If elected by you, the Company shall withhold Shares sufficient to cover the minimum statutory withholding taxes due in connection with the vesting of the RSUs.

(b)The Compensation Committee has granted you a one-time grant of RSUs in respect of a number of Shares of Common Stock in an amount equal to 125% of your Base Salary based upon the fair market value per Share on the date of grant (the “Sign-On RSUs”), which shall vest as to thirty-three percent (33%) on the first and second anniversaries of such grant and thirty-four percent (34%) on the third anniversary of such grant subject to your continued employment with the Company as of the applicable vesting date or otherwise as described in this Agreement. The Sign-On RSUs shall be subject to the terms and conditions of the 2004 Plan and the Company’s form of Restricted Stock Units Award Agreement for its senior executives.

5.Original Agreement. Except as expressly modified by this First Amendment, the terms and conditions of the Agreement are, and shall continue to remain, in full force and effect. In the event of a conflict between the terms of this First Amendment and the Agreement, the terms of this First Amendment shall control.

The parties have read, understood, and duly executed this First Amendment by their signatures below.

D. Zachary Hudson		Las Vegas Sands Corp., Las Vegas Sands, LLC
/S/ D. ZACHARY HUDSON		/S/ ROBERT G. GOLDSTEIN
Robert G. Goldstein
Chief Executive Officer
Date	March 24, 2021	Date	March 24, 2021